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                                                                 EXHIBIT 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 2-71560 on Form N-1A of our report dated August 22, 2006, relating to the financial statements and financial highlights of Active Assets Money Trust (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2006, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.




Deloitte & Touche LLP
CityplaceNew York, StateNew York
October 24, 2006